EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Number: 04-15

XTO ENERGY ANNOUNCES RECORD GAS PRODUCTION AND

CASH FLOW IN FIRST QUARTER

FORT WORTH, TX (April 20, 2004) – XTO Energy Inc. (NYSE-XTO) today reported record first quarter natural gas production of 771 million cubic feet (MMcf) per day, a 30% increase from the first quarter 2003 level of 591 MMcf per day. Earnings for the quarter were $94.1 million, or 40 cents per share, compared with first quarter 2003 earnings of $66.2 million, or 31 cents per share. First quarter 2004 earnings include the effects of a derivative fair value loss and non-cash incentive compensation. Excluding these items, the Company’s earnings were $119.1 million, or 51 cents per share, compared to first quarter 2003 earnings of $66.5 million, or 31 cents per share. Operating cash flow, defined as cash provided by operations, before changes in operating assets and liabilities and exploration expense, was a record $264.8 million, up 57% from 2003 first quarter comparable operating cash flow of $168.2 million. See the last page of this release for further explanation and reconciliation of these non-GAAP financial measures.

First quarter daily gas production averaged 771 MMcf, up 30% from first quarter 2003 daily production of 591 MMcf. During the quarter, natural gas liquids production was 6,766 barrels per day, a 31% increase from the prior year quarter production of 5,182 barrels per day. Daily oil production for the first quarter was 13,470 barrels, a 1% increase from first quarter 2003 daily production of 13,394 barrels.

“Our first quarter results reflect extraordinary times for XTO shareholders. Our efficient high-margin business, coupled with higher commodity prices, is driving a powerful growth engine,” stated Bob

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XTO Energy Announces Record Gas Production and Cash Flow in First Quarter

R. Simpson, Chairman and Chief Executive Officer. “With our strong outlook for energy, we will continue pursuing attractive acquisitions and managing our internal opportunities for long-term profitable growth.”

“The Company’s consistent performance highlights our predictable growth profile substantiated by our rich exploitation inventory and disciplined focus on acquiring the right rock to develop,” further noted Steffen E. Palko, Vice Chairman and President. “We are meticulously planning this growth for the future. Our drilling activities are paced to optimize returns and minimize decline curve effects. As a result, we are building on our successful programs by increasing current ownership positions and by expanding into new core areas.”

Total revenues for the first quarter were $394.8 million, 56% above first quarter 2003 revenues of $253.5 million. Operating income for the quarter was $169 million, a 48% increase from first quarter 2003 operating income of $114.2 million.

The average gas price for the first quarter increased 25% to $4.79 per thousand cubic feet (Mcf) from $3.82 per Mcf in first quarter 2003. Natural gas liquids prices averaged $22.23 per barrel for the quarter, 5% lower than the 2003 quarter average price of $23.39. The first quarter average oil price was $33.38 per barrel, a 13% increase from last year’s first quarter average price of $29.42.

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XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its

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XTO Energy Announces Record Gas Production and Cash Flow in First Quarter

properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska and Louisiana.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President—Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

Statements made in this news release, including those relating to commodity prices, margins, future acquisitions, inventory of drilling sites, growth profile, long-term growth rates, future returns and production decline are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the failure to close our recently announced property transactions, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of drilling equipment, changes in interest rates, higher than expected production costs and other expenses and market conditions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Company management will host a conference call at 4:00 p.m. (EDT) on Tuesday, April 20th. The call may be accessed on our web site: www.xtoenergy.com.

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XTO ENERGY INC.

(in thousands, except production, per share and per unit data) (Unaudited)	Three Months Ended March 31,
	2004	2003
Consolidated Income Statements

REVENUES
Gas and natural gas liquids	$350,132	$214,170
Oil and condensate	40,916	35,464
Gas gathering, processing and marketing	3,874	3,850
Other	(158)	—

Total Revenues	394,764	253,484

EXPENSES
Production	49,181	36,846
Taxes, transportation and other	36,563	23,194
Exploration (a)	1,021	514
Depreciation, depletion and amortization	81,904	61,013
Accretion of discount in asset retirement obligation	1,606	1,225
Gas gathering and processing	2,337	2,303
General and administrative (b)	46,754	11,358
Derivative fair value (gain) loss (c)	6,375	2,857

Total Expenses	225,741	139,310

OPERATING INCOME	169,023	114,174

OTHER INCOME (EXPENSE)
Interest expense, net (d)	(19,637)	(15,017)

INCOME BEFORE INCOME TAX AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	149,386	99,157

INCOME TAX
Current	6,757	4,645
Deferred	48,493	30,060

Total Income Tax Expense	55,250	34,705

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	94,136	64,452
Cumulative effect of accounting change, net of tax (e)	—	1,778

NET INCOME	$94,136	$66,230

EARNINGS PER COMMON SHARE
Basic	$0.40	$0.31

Diluted	$0.40	$0.31

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	234,545	211,697

Diluted	236,498	214,396

Average Daily Production

Gas (Mcf)	771,442	591,405
Natural Gas Liquids (Bbls)	6,766	5,182
Oil (Bbls)	13,470	13,394

Average Sales Prices (f)

Gas (per Mcf)	$4.79	$3.82
Natural Gas Liquids (per Bbl)	$22.23	$23.39
Oil (per Bbl)	$33.38	$29.42

XTO ENERGY INC. (continued)

(in thousands)	Three Months Ended March 31,
	2004	2003
Consolidated Statement of Cash Flows Data	(Unaudited)

Net Income	$94,136	$66,230
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	81,904	61,013
Accretion of discount in asset retirement obligation	1,606	1,225
Non-cash incentive compensation	33,224	263
Deferred income tax	48,493	30,060
Cumulative effect of accounting change, net of tax	—	(1,778)
Non-cash derivative fair value (gain) loss	5,386	1,099
Other non-cash items	(1,006)	9,619
Changes in operating assets and liabilities	(2,199)	(50,216)

Cash Provided by Operating Activities	$261,544	$117,515

	March 31, 2004	December 31, 2003
	(Unaudited)
Consolidated Balance Sheet Data

Cash	$19,431	$6,995

Current Assets	$294,043	$261,163
Less:
Derivative fair value (g)	6,098	11,351
Deferred income tax benefit (g)	47,644	32,455

Current Assets, excluding derivative fair value and deferred income tax benefit	$240,301	$217,357

Net Property and Equipment	$3,746,018	$3,312,067

Total Assets	$4,088,432	$3,611,134

Current Liabilities	$379,044	$320,557
Less—Derivative fair value (g)	142,646	96,653

Current Liabilities, excluding derivative fair value	$236,398	$223,904

Long-term Debt	$1,460,765	$1,252,000

Total Stockholders’ Equity	$1,546,916	$1,465,642
Less—Accumulated other comprehensive loss (g)	(88,505)	(53,241)

Total Stockholders’ Equity excluding accumulated other comprehensive loss	$1,635,421	$1,518,883

XTO ENERGY INC. (continued)

(a)	Primarily includes geological and geophysical costs.

(b)	Includes non-cash incentive compensation of $33.2 million in the three-month 2004 period and $263,000 in the three-month 2003 period.

(c)	Reflects the change in fair value of derivative financial instruments not providing effective hedges.

(d)	Net of capitalized interest of $700,000 in the three-month 2004 period and $500,000 in the three-month 2003 period.

(e)	Gain upon initial adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003.

(f)	Average sales prices include realized gains and losses on hedge derivatives.

(g)	These adjustments are made to current assets, current liabilities and stockholders’ equity because these items are recorded based on estimated derivative fair values and resulting unrealized gains and losses. Realized gains and losses will be based on commodity prices when related future production occurs. Net assets and equity to be recorded when future production occurs are not included in the balance sheet.

XTO ENERGY INC. (continued)

Non-GAAP Financial Measures

Adjusted Earnings

Adjusted earnings, a non-GAAP financial measure, excludes certain items that management believes affect the comparability of operating results. The Company discloses adjusted earnings as a useful adjunct to GAAP net income because:

–	Management uses adjusted earnings to evaluate the Company’s operational trends and performance relative to other oil and gas producing companies.

–	Adjusted earnings are more comparable to earnings estimates provided by securities analysts.

–	Items excluded generally are one-time items, or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

The following reconciles GAAP net income to adjusted earnings:

(in thousands)	Three Months Ended March 31,
(Unaudited)	2004	2003
Net income	$94,136	$66,230

Adjustments, net of tax:
Non-cash incentive compensation	20,931	171
Derivative fair value (gain) loss	4,016	1,857
Cumulative effect of accounting change	—	(1,778)

Adjusted earnings	$119,083	$66,480

Adjusted earnings—basic	$0.51	$0.31

Operating Cash Flow

Operating cash flow, a non-GAAP financial measure, is defined as cash provided by operating activities before changes in operating assets and liabilities and exploration expense. Because changes in operating assets and liabilities and exploration expense are excluded, this cash flow statistic is different from cash provided by operating activities, as disclosed under GAAP. Management believes operating cash flow is a better liquidity indicator for oil and gas producers because of the adjustments made to cash provided by operating activities, explained as follows:

–	Adjustment for changes in operating assets and liabilities eliminates fluctuations primarily related to the timing of cash receipts and disbursements, which can vary from period-to-period because of conditions the Company cannot control (for example, the day of the week on which the last day of the period falls), and results in attributing cash flow to operations of the period that provided the cash flow.

–	Adjustment for exploration expense is to provide an amount comparable to operating cash flow for full cost companies and to eliminate the effect of a discretionary expenditure that is part of the Company’s capital budget.

Management uses operating cash flow not only for measuring the Company’s cash flow and liquidity, but also in evaluating the Company against other oil and gas producing companies and valuing potential producing property acquisitions.

The following reconciles cash provided by operating activities, the GAAP cash flow statistic, to operating cash flow:

(in thousands)	Three Months Ended March 31,
(Unaudited)	2004	2003
Cash Provided by Operating Activities	$261,544	$117,515

Changes in operating assets and liabilities	2,199	50,216
Exploration expense	1,021	514

Operating Cash Flow	$264,764	$168,245

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